 EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Huaren Organic Products, Inc.

A signed original of this written statement required by Section 906 has been provided to China Huaren Organic Products, Inc. and will be retained by China Huaren Organic Products, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

April 17, 2007

   /s/ Fang Jinzhong

     Fang Jinzhong (Chief Executive Officer

          and Chief Financial Officer)